Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the following Registration Statement on Form S-1 (No. 333-212649), Registration Statement on Form S-3 (No. 333-276240) and Registration Statements on Form S-8 (Nos. 333-169823, 333-185059, 333-200656, 333-214824, 333-221963, 333-235261, 333-250799, 333-261275) of Research Solutions, Inc. and Subsidiaries of our report dated February 7, 2024, relating to the financial statement of Scite, Inc. as of June 30, 2023 and for the year then ended, which is included in this Current Report on Form 8-K/A dated February 7, 2024.

/s/ Weinberg & Company, P.A.

February 7, 2024

Los Angeles, California